GE INSTITUTIONAL FUNDS

GE INVESTMENTS FUNDS, INC.

I, Joon Won Choe, Secretary of GE Institutional Funds and GE Investments Funds, Inc. (the “Funds”) do hereby certify that the following are true and correct copies of resolutions duly adopted by the Boards of Trustees/Directors of the Funds at a meeting held on December 10, 2010; such resolutions have not been amended, modified or rescinded and remain in full force and effect.

VOTED, that the premium, if any, to be paid by each such Fund under the Bond for the forthcoming period be, and it hereby is, approved by vote of the members of the Boards (all members voting) and separately by the “non-interested” members, after having given due consideration to, among other things, the number of parties insured under the Bond, the nature of the business activities of those parties, the amount of the Bond, the amount of the premium, if any, for such Bond, the ratable allocation of the premium, if any, among all the parties named as insureds and the extent to which the share of the premium allocated to each such Fund under the Bond is less than the premium, if any, the Fund would have had to pay had each maintained a single insured bond; and further

VOTED, that the Bond be, and hereby is, approved by vote of a majority of the members of the Boards (all members voting) and separately by a majority of the “non-interested” members; and further

VOTED, that the Joint Insured Bond Agreement dated as of December 12, 2002, as required by paragraph (f) of Rule 17g-1 under the 1940 Act, with the other named insureds under the Bond providing that in the event any recovery is received under the Bond as a result of a loss sustained by a Fund and also by one or more of the other named insureds, such Fund shall receive an equitable and proportionate share of the recovery, but in no event less than the amount it would have received had it provided and maintained a single insured bond with the minimum coverage required by paragraph (d)(1) of Rule 17g-1 under the 1940 Act be, and hereby is, approved; and further

VOTED, that the actions of the officers of the Funds in obtaining the Bond with St. Paul Travelers be, and hereby are, ratified, confirmed and approved; and further

VOTED, that the members of the Boards and the proper officers of the Funds, or any of them, are authorized to make any and all payments and to do any and all other acts, in the name of the Funds and on their behalf, as they, or any of them, may determine to be necessary or desirable and proper in connection with or in furtherance of the foregoing resolutions.

IN WITNESS WHEREOF, I have hereunto signed my name this 30th day of March, 2011.

/s/ Joon Won Choe

Joon Won Choe
Secretary